Exhibit 10.2

EARN-OUT AGREEMENT

        THIS EARN-OUT AGREEMENT (the “Agreement”) is entered into this __ day of February 2009, between Mach One Corporation, a Nevada corporation (the “Buyer”) and Thomsen Group, LLC, a Wisconsin limited liability company (the “Seller”).

RECITALS

    A.        Pursuant to an Agreement For Purchase And Sale Of Business dated February __, 2009 (the “Purchase Agreement”), among the Buyer and the Seller, it is a condition to closing under the Purchase Agreement (“Closing”) that the Buyer and the Seller execute and deliver this Agreement to each other.

    B.        Pursuant to the Purchase Agreement, the Buyer will acquire all of the business owned by the Seller being conducted under the name Modular Process Contractors, LLC (“MPC”).

    C.        The parties intend to provide for the payment of additional Purchase Price (as that term is defined in the Purchase Agreement) to the Seller based on the financial performance of the Buyer and MPC following the Closing (“Earn-Out”).

AGREEMENT

    1.        Calculation of Earn-Out. The Seller’s Earn-Out shall be based on the combined net profit percentage of the Buyer and MPC, determined as follows:

        During March, 2012, the Buyer’s Chief Financial Officer (the “CFO”) will determine the total combined net income of the Buyer and MPC for the years ending December 31, 2009, 2010, and 2011 (the “Total Net Income”) using GAAP accounting standards. The total combined net income of MPC using GAAP standards, for the years ending December 31, 2009, 2010 and 2011 (the “MPC Net Income”) will be divided by “Total Net Income” with that number being used as the multiplier of the total amount of the Buyer’s issued and outstanding common stock on December 31, 2011. The resulting number is the amount of earn-out shares of Buyer’s common stock to be issued to the Seller (the “Earn-Out Shares”). In no event shall the Earn-Out Shares exceed 35% of the issued and outstanding common stock of the Buyer on December 31, 2011. (Example: Total “MPC Net Income”= $2,500,000 “Total Net Income”= $10,000,000. Then $2,500,000 / $10,000,000 = 25%. If the total issued and outstanding common stock of Buyer on December 31, 2011 is 150,000,000 shares, the Seller would receive 25% thereof or 37,500,000 shares).

    2.        Payment of Earn-Out Shares. On or before April 15, 2012, the CFO shall deliver to the Seller a written calculation of the Earn-Out Shares earned (if any), together with a stock certificate(s) representing the amount of the Earn-Out Shares (if any).

    3.        Resolution of Dispute. If Seller disputes the CFO’s calculation of the Earn-Out Shares, it shall so notify the Buyer in writing within ten days after receipt of the written calculation referred to in Section 2. The Buyer and the Seller shall then submit the matter to the Buyer’s independent auditors (the “Auditors”), who shall calculate the Earn-Out Shares as described in Section 1. The Auditors shall submit its written calculation of the Earn-Out Shares to the parties simultaneously with its completion of its audit of the Buyer’s financial statements for the fiscal year ended December 31, 2011. If the Auditor’s calculation shows the Earn-Out Shares to be equal to or less than the amount determined by the CFO, then the Seller shall pay the Auditor’s fees and expenses. If the Auditor’s calculation shows the Earn-Out Shares to be greater than the amount determined by the CFO, then the Buyer shall pay the Auditor’s fees and expenses.

    4.        Miscellaneous.

              4.1 Modification and Waiver of Breach. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

              4.2 Assignment. The rights of the Buyer under this Agreement may, without the consent of the Seller, be assigned by the Buyer, in its sole and unfettered discretion (a) to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Buyer, or (b) to any subsidiary or affiliate of the Buyer, or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of the Buyer or such subsidiary or affiliate.

              4.3 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given, in the case of (a) the Buyer, 6430 Congress Drive, West bend, Wisconsin 53095, Attention: Chief Executive Officer, or (b) to Seller, 3505 Chatham Street, Racine Wisconsin 53402, Attention: President. Any such party may change said party’s address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

              4.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

              4.5 Construction of Agreement. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Wisconsin applicable to agreements executed and to be performed in Wisconsin.

              4.6 Complete Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings.

              4.7 Non-Transferability of Interest. None of the rights of the Seller to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable. Any attempted assignment, transfer, conveyance, or other disposition of any interest the Buyer pursuant to this Agreement shall be void.

              4.8 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction or under any other circumstance.

              4.9 Legal Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

MACH ONE CORPORATION By: _______________________________________ Monte B. Tobin, Chief Executive Officer THOMSEN GROUP, LLC By: ______________________________________ Tad Ballantyne, President